Exhibit 99.1

Esports Entertainment Group Receives Approval for Continued Nasdaq Listing

St. Julians, Malta – December 5, 2022 – Esports Entertainment Group, Inc. (Nasdaq: GMBL, GMBLP, GMBLW, GMBLZ) (or the “Company”) today announced that on November 30, 2022, the Nasdaq Hearings Panel granted its request for continued listing on The Nasdaq Capital Market (“Nasdaq”). The Company’s continued listing on Nasdaq is subject to its evidencing compliance with the minimum bid price requirement by February 7, 2023, evidencing compliance with the shareholder equity requirement of a minimum $2.5 million stockholder’s equity by March 31, 2023, and adhering to certain other conditions and requirements. The Company is in the process of taking definitive steps to comply with all applicable conditions and criteria for continued listing on Nasdaq.

About Esports Entertainment Group

Esports Entertainment Group (NASDAQ: GMBL) (EEG) is a full-service esports and online betting company. EEG focuses on three verticals: Games, iGaming, and Technology. EEG Games provides a wide array of services and infrastructure for businesses to engage esports and gaming communities around the world including Esports Gaming League (EGL), which hosts a community of more than 350,000 gamers on its proprietary tournament platform EGL.tv. EEG iGaming includes a number of award-winning brands covering traditional online sports book wagering needs as well as a multinational casino operator. EEG Technology builds next-generation platforms, features, and services for Millennials, Gen Z consumers, and brands looking to connect with these demographics. EEG has offices in New Jersey, Estonia, the United Kingdom, and Malta. For more information, visit www.esportsentertainmentgroup.com.

Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Investor Relations Inquiries

ir@esportsentertainmentgroup.com